Exhibit 4.15
FOURTH AMENDMENT TO CREDIT AGREEMENT
     THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Fourth Amendment”), dated as of November 14, 2008, is by and among CARRIAGE SERVICES, INC., a Delaware corporation (the “Borrower”), the banks listed on the signature pages hereof (the “Lenders”), WELLS FARGO BANK, N.A., as Syndication Agent (in said capacity, the “Syndication Agent”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (in said capacity as Administrative Agent, the “Administrative Agent”).
BACKGROUND
     A. The Borrower, the Lenders, the Syndication Agent, and the Administrative Agent are parties to that certain Credit Agreement, dated as of April 27, 2005, as amended by that certain First Amendment to Credit Agreement, dated as of August 31, 2005, as modified by that certain Waiver and Consent, dated as of September 1, 2006, as amended by that certain Second Amendment to Credit Agreement, dated as of May 4, 2007, and as amended by that certain Third Amendment to Credit Agreement, dated as of December 1, 2007 (said Credit Agreement, as amended and modified, the “Credit Agreement”; the terms defined in the Credit Agreement and not otherwise defined herein shall be used herein as defined in the Credit Agreement).
     B. The Borrower has requested that the Lenders amend the Credit Agreement, as more fully set forth herein.
     C. The Lenders parties to this Fourth Amendment (which Lenders constitute the Required Lenders as required under the Credit Agreement) are willing to agree to such amendment, subject to the performance and observance in full of each of the covenants, terms and conditions, and in reliance upon all of the representations and warranties of the Borrower, set forth herein.
     NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are all hereby acknowledged, the parties hereto covenant and agree as follows:
     1. AMENDMENTS.
     (a) The definition of “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended by adding the following paragraph at the end thereof:
     Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
     (b) The definition of “Base Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect for such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its

“prime rate” and (c) the rate of interest in effect for such day, under this Agreement, for a Borrowing of Eurodollar Rate Loans with an Interest Period of one month (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Base Rate due to a change in the Federal Funds Rate, the prime rate or the rate for such Eurodollar Rate Loans shall be effective from and including the effective date of such change in the Federal Funds Rate, the prime rate or the rate for such Eurodollar Rate Loans.
     (c) The definition of “Eurodollar Rate Loan” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Eurodollar Rate Loan” means a Loan that bears interest based on the Eurodollar Rate, except that a Base Rate Loan shall not be a Eurodollar Rate Loan as a result of the interest with respect thereto being determined by reference to the Eurodollar Rate.
     (d) The definition of “Interest Expense” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Interest Expense” means, with respect to the Borrower and its Subsidiaries and for any period of determination, the interest expense of the Borrower and its Subsidiaries for such period, whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, all commissions, discounts and other fees and charges owed with respect to debt for borrowed money, letters of credit and bankers’ acceptance financing and net costs under any Swap Contracts, all as determined in accordance with GAAP.
     (e) Section 1.01 of the Credit Agreement is hereby amended by adding the defined term “Impacted Lender” thereto to read as follows:
     “Impacted Lender” means (a) a Defaulting Lender or (b) a Lender as to which (i) the L/C Issuer has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more syndicated credit facilities or (ii) an entity that Controls such Lender has been deemed insolvent or become subject to any Debtor Relief Laws.
     (f) Section 2.03(a)(iii)(F) of the Credit Agreement is hereby amended to read as follows:
     (F) a default of any Lender’s obligation to fund under Section 2.03(c) exists or any Lender is at such time an Impacted Lender hereunder, and thereafter, such default or basis therefor continues uncured or unwaived by the L/C Issuer, unless the L/C Issuer shall have entered into arrangements satisfactory to the L/C Issuer with the Borrower or such Lender to make available funds, guaranty or other security to the L/C Issuer for so long as such Letter of Credit is outstanding in an amount sufficient to fund timely such Lender’s Applicable Percentage of any Unreimbursed Amount related to such Letter of

Credit, which amount is determined on the assumption that the Borrower does not timely reimburse the L/C Issuer for such Letter of Credit.
     (g) Section 2.03(c) of the Credit Agreement is hereby amended by adding clause (vii) thereto to read as follows:
     (vii) If the Borrower enters into arrangements with the L/C Issuer pursuant to Section 2.03(a)(iii)(F), then the L/C Issuer shall timely apply or cause to be applied any available funds from such arrangement as a timely reimbursement by the Borrower of a Defaulting Lender’s Applicable Percentage of a Letter of Credit for which the L/C Issuer has given the Borrower a notice of a drawing.
     (h) Section 2.04(a) of the Credit Agreement is hereby amended to read as follows:
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04 but in its sole discretion and without any obligation, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, including the sole discretion of the Swing Line Lender to make Swing Line Loans, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.
     (i) Section 2.10 of the Credit Agreement is hereby amended to read as follows:
     2.10 Computation of Interest and Fees.
     (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Subject to Section 10.09, all other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.08(a).
     (b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender, or the L/C Issuer, as the case may be, under Sections 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive termination of the Commitments and the repayment of all other Obligations hereunder.
     (j) Section 2.13 of the Credit Agreement is hereby amended by amending clause (ii) thereof after the proviso to read as follows:
     (ii) the provisions of this Section shall not be construed to apply to (w) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (x) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply) or (y) any payment obtained by the L/C Issuer or Swing Line Lender in connection with cash collateral or other arrangements made in respect of an Impacted Lender.
     (k) Section 4.02(a) of the Credit Agreement is hereby amended by changing the last reference to “clause (b)” in such Section to “clause (a)”.
     (1) Section 7.06(a)(iii) of the Credit Agreement is hereby amended to read as follows:

     (iii) so long as there exists no Default both before and after giving effect to any such transaction (which shall include calculation of the financial covenants set forth in Section 7.11 on a pro forma basis as of the fiscal quarter-end immediately preceding any proposed Restricted Payment), (x) the Borrower may make (A) payments of Dividends on and redemptions of Existing Preferred Stock, (B) payments of Dividends on Qualified Preferred Stock, (C) distribution of the Trust Notes to the holders of the Trust Preferred Stock in connection with the dissolution of the Trust Subsidiary, (D) provided that the Total Outstandings (excluding L/C Obligations other than Unreimbursed Amounts and L/C Borrowings) are zero at the time of payment of any Dividend under this subclause (D) and immediately after giving effect thereto, other payments of Dividends not to exceed $5,000,000 in aggregate amount during the period from and including November 14, 2008 through the Maturity Date, (y) a Subsidiary may make Restricted Payments under the Carriage Business Development Program, and (z) the Borrower may pay interest on the Trust Notes to the Trust Subsidiary and may cause or permit the Trust Subsidiary to declare, make or pay Dividends in respect of the Trust Preferred Stock; and
     (m) Section 10.13 of the Credit Agreement is hereby amended by (i) deleting the defined term “Defaulting Lender” in line four thereof and inserting the defined term “Impacted Lender” in lieu thereof and (ii) adding the following new paragraph to the end thereof:
     The L/C Issuer shall promptly notify the Borrower in the event that the L/C Issuer makes a determination that any Lender satisfies clause (b) of the definition of Impacted Lender; provided, however, the failure of the L/C Issuer to deliver such notice shall not result in any liability to the L/C Issuer and will not relieve the Borrower with respect to any liability or obligation under this Agreement or any other Loan Documents.
     2. REPRESENTATIONS AND WARRANTIES TRUE: NO EVENT OF DEFAULT. By its execution and delivery hereof, the Borrower represents and warrants that, as of the date hereof, and immediately after giving effect to this Fourth Amendment:
     (a) the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct on and as of the date hereof as made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that the representations and warranties contained in subsection (a) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, except that to the extent that such representations and warranties refer to statements furnished pursuant to clause (b) of Section 6.01 of the Credit Agreement, the representations and warranties in subclauses (i) and (ii) of clause (a) of Section 5.05 of the Credit Agreement shall be qualified by reference to the absence of footnotes and shall be subject to normal year-end audit adjustments;
     (b) no event has occurred and is continuing which constitutes a Default or Event of Default;
     (c) (i) the Borrower has full power and authority to execute and deliver this Fourth Amendment, (ii) this Fourth Amendment has been duly executed and delivered by the Borrower,

and (iii) this Fourth Amendment constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and except as rights to indemnity may be limited by federal or state securities laws;
     (d) neither the execution, delivery and performance of this Fourth Amendment, nor the consummation of any transactions contemplated herein, will conflict with (i) the certificate or articles of incorporation or the applicable constituent documents or bylaws of the Borrower or its Subsidiaries, (ii)to Borrower’s knowledge, any provision or law, statute, rule or regulation applicable to the Borrower or its Subsidiaries or (iii) any indenture, agreement or other instrument to which the Borrower, the Subsidiaries or any of their properties are subject; and
     (e) no authorization, approval, consent, or other action by, notice to, or filing with, any Governmental Authority or other Person not previously obtained is required to be obtained or made by the Borrower pursuant to statutory law applicable to the Borrower as a condition to (i) the execution, delivery or performance by the Borrower of this Fourth Amendment or (ii) the acknowledgement by each Guarantor of this Fourth Amendment.
     3. CONDITIONS OF EFFECTIVENESS. This Fourth Amendment shall be effective on and as of November 14, 2008, subject to the following:
     (a) the representations and warranties set forth in Section 2 of this Fourth Amendment shall be true and correct;
     (b) the Administrative Agent shall have received counterparts of this Fourth Amendment executed by the Required Lenders;
     (c) the Administrative Agent shall have received from the Borrower for the account of each Lender, an amount in immediately available funds equal to the product of (i) 0.25% and (ii) each Lender’s Commitment; and
     (d) the Administrative Agent shall have received counterparts of this Fourth Amendment executed by the Borrower and acknowledged by each Guarantor.
     4. GUARANTOR’S ACKNOWLEDGMENT. By signing below, each Guarantor (i) acknowledges, consents and agrees to the execution, delivery and performance by the Borrower of this Fourth Amendment, (ii) acknowledges and agrees that its obligations in respect of its Guaranty are not released, diminished, waived, modified, impaired or affected in any manner by this Fourth Amendment, or any of the provisions contemplated herein, (iii) ratifies and confirms its obligations under its Guaranty and (iv) acknowledges and agrees that it has no claim or offsets against, or defenses or counterclaims to, its Guaranty.
     5. REFERENCE TO THE CREDIT AGREEMENT.
     (a) Upon and during the effectiveness of this Fourth Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, or words of like import shall mean and be a reference to the Credit Agreement, as affected and amended by this Fourth Amendment.

     (b) Except as expressly set forth herein, this Fourth Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights or remedies of the Administrative Agent or the Lenders under the Credit Agreement or any of the other Loan Documents, and shall not alter, modify, amend, or in any way affect the terms, conditions, obligations, covenants, or agreements contained in the Credit Agreement or the other Loan Documents, all of which are hereby ratified and affirmed in all respects and shall continue in full force and effect.
     6. COSTS AND EXPENSES. The Borrower shall be obligated to pay the reasonable costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Fourth Amendment and the other instruments and documents to be delivered hereunder.
     7. EXECUTION IN COUNTERPARTS. This Fourth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. For purposes of this Fourth Amendment, a counterpart hereof (or signature page thereto) signed and transmitted by any Person party hereto to the Administrative Agent (or its counsel) by facsimile machine, telecopier or electronic mail is to be treated as an original. The signature of such Person thereon, for purposes hereof, is to be considered as an original signature, and the counterpart (or signature page thereto) so transmitted is to be considered to have the same binding effect as an original signature on an original document.
     8. GOVERNING LAW; BINDING EFFECT. This Fourth Amendment shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such state; provided that the Administrative Agent and each Lender shall retain all rights arising under federal law. This Fourth Amendment shall be binding upon the Borrower and each Lender and their respective successors and permitted assigns.
     9. HEADINGS. Section headings in this Fourth Amendment are included herein for convenience of reference only and shall not constitute a part of this Fourth Amendment for any other purpose.
     10. ENTIRE AGREEMENT. THE CREDIT AGREEMENT, AS AMENDED BY THIS FOURTH AMENDMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AS TO THE SUBJECT MATTER THEREIN AND HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.
REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

     IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the date above written.

CARRIAGE SERVICES, INC.
By:	/s/ Terry E. Sanford
Terry E. Sanford
Chief Financial Officer

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BANK OF AMERICA, N.A, as Administrative Agent
By:	/s/ Rosanne Parsill
Name: Rosanne Parsill
Title : Assistant Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
By:	/s/ Gary L. Mingle
Gary L. Mingle
Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent and as a Lender
By:	/s/ Warren R. Ross
	Name:	Warren R. Ross
	Title:	Vice President

GUARANTORS:
CARRIAGE FUNERAL HOLDINGS, INC.
CFS FUNERAL SERVICES, INC.
CARRIAGE HOLDING COMPANY, INC.
CARRIAGE FUNERAL SERVICES OF MICHIGAN, INC.
CARRIAGE FUNERAL SERVICES OF KENTUCKY, INC.
CARRIAGE FUNERAL SERVICES OF CALIFORNIA, INC.
CARRIAGE CEMETERY SERVICES OF IDAHO, INC.
WILSON & KRATZER MORTUARIES
ROLLING HILLS MEMORIAL PARK
CARRIAGE SERVICES OF CONNECTICUT, INC.
CSI FUNERAL SERVICES OF MASSACHUSETTS, INC.
CHC INSURANCE AGENCY OF OHIO, INC.
BARNETT, DEMROW & ERNST, INC.
CARRIAGE SERVICES OF NEW MEXICO, INC.
FORASTIERE FAMILY FUNERAL SERVICES, INC.
CARRIAGE CEMETERY SERVICES, INC.
CARRIAGE SERVICES OF OKLAHOMA, L.L.C.
CARRIAGE SERVICES OF NEVADA, INC.
HUBBARD FUNERAL HOME, INC.
CARRIAGE TEAM CALIFORNIA (CEMETERY), LLC
CARRIAGE TEAM CALIFORNIA (FUNERAL), LLC
CARRIAGE TEAM FLORIDA (CEMETERY), LLC
CARRIAGE TEAM FLORIDA (FUNERAL), LLC
CARRIAGE SERVICES OF OHIO, LLC
CARRIAGE TEAM KANSAS, LLC
CARRIAGE MUNICIPAL CEMETERY SERVICES OF NEVADA, INC.
CARRIAGE CEMETERY SERVICES OF CALIFORNIA, INC.
CARRIAGE INSURANCE AGENCY OF MASSACHUSETTS, INC.
CARRIAGE INTERNET STRATEGIES, INC.
CARRIAGE INVESTMENTS, INC. (for itself and as General Partner of Carriage Management, L.P.)
CARRIAGE MANAGEMENT, L.P.
COCHRANE’S CHAPEL OF THE ROSES, INC.
HORIZON CREMATION SOCIETY, INC.
CARRIAGE LIFE EVENTS, INC.
CARRIAGE MERGER I, INC.
CARRIAGE MERGER II, INC.
CARRIAGE MERGER HI, INC.
ARIA CREMATION SERVICES, LLC
CLOVERDALE PARK, INC.
CATAUDELLA FUNERAL HOME, INC.

By:	/s/ Terry E. Sanford
Terry E. Sanford
Cheif Financial Officer